Exhibit 99.3

TWIN DISC, INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AND STATEMENT OF OPERATIONS

On July 2, 2018, Twin Disc, Incorporated (“Twin Disc” or the “Company”) acquired all of outstanding common stock of Veth Propulsion Holding B.V. and its wholly-owned subsidiaries, Exploitatiemaatschappij Veth B.V., Veth Diesel B.V., Veth Electra B.V., Veth Propulsion B.V. and Veth Thrusters B.V. (“Veth Subsidiaries”, and together with Veth Propulsion Holding B.V., “Veth Propulsion”). Veth Propulsion Holding B.V. was incorporated on June 12, 2018 to facilitate its acquisition by Twin Disc NL Holding, B.V., a wholly-owned Twin Disc subsidiary. Prior to the creation of Veth Propulsion Holding B.V., the Veth Subsidiaries operated under a privately held Dutch parent company.

The Company financed the payment of the cash consideration through borrowings of $60,729 under a new credit agreement entered into on June 29, 2018 with BMO Harris Bank N.A. (the “Credit Agreement”). The Credit Agreement consists of a term loan facility of $35 million and a revolving loan facility of $50 million. The Company may elect that the term loan and each revolving loan be either “LIBOR Loans” or Eurodollar Loans”. Under the Credit Agreement, the old loan was assigned to and assumed by BMO Harris Bank, N.A. from the Bank of Montreal, an affiliate. The old revolver loan of about $4.9M was paid off, and a new drawdown was made under the new Credit Agreement.

The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2018 has been prepared by Twin Disc and gives effect to the acquisition of Veth Propulsion as if the acquisition had occurred, and the Credit Agreement had been entered into, on July 1, 2017. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 assumes the acquisition of Veth Propulsion had occurred, and the Credit Agreement had been entered into, on June 30, 2018. Veth Propulsion’s functional currency is the euro and its historical financial statements were prepared on that basis. The accompanying financial statements of Veth Propulsion reflect the translation of those euro balances to US dollars using the current and average exchange rates in effect as of June 30, 2018.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined income statement to give effect to pro forma events that are (1) directly attributable to the acquisition and related transactions, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company’s financial results. Pro forma adjustments in the unaudited pro forma condensed combined balance sheet include adjustments that give effect to events that are directly attributable to the acquisition and related transactions and are factually supportable, regardless of whether they have a continuing impact or are nonrecurring. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements were prepared for informational and illustrative purposes in accordance with Article 11 of SEC Regulation S-X. Such information is preliminary and based on currently available information and assumptions that the Company believes are reasonable but may be subject to change.

Below are the following unaudited pro forma condensed combined financial information:

●	Unaudited pro forma condensed combined statement of operations for the twelve months ended June 30, 2018
●	Unaudited pro forma condensed combined balance sheet as of June 30, 2018
●	Notes to unaudited pro forma condensed combined financial information

The unaudited pro forma condensed combined financial information was based on and should be read in conjunction with:

●	Separate audited historical consolidated financial statements of the Company as of June 30, 2018 and 2017 and for each of the years in the three-year period ended June 30, 2018 and related notes
●	Separate audited historical consolidated financial statements of Veth Propulsion as of and for the year ended December 31, 2017 and related notes
●

Separate unaudited historical condensed consolidated financial information of Veth Propulsion as of June 30, 2018 and December 31, 2017 and for the six months ended June 30, 2018 and 2017 and related notes

TWIN DISC, INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the twelve months ended June 30, 2018
(All in U.S.Dollars; in thousands, except per share data)

	Historicals		Pro Forma Adjustment
	Twin Disc	Veth	Increase (Decrease)	Notes	Pro Forma Combined
Net sales	$240,733	$55,823	$(809)	A	$295,747
Cost of goods sold	160,497	39,591	4,045	B	204,133
Gross profit	80,236	16,232	(4,854)		91,614
as a % of net sales	33.3%	29.1%			31.0%

Marketing, engineering and administrative expenses	61,909	10,221	48	C	72,178
Restructuring expenses	3,398	-	-		3,398
Income (loss) from operations	14,929	6,011	(4,902)		16,038
as a % of net sales	6.2%	10.8%			5.4%

Other income (expense):
Interest expense	(282)	14	(2,813)	D	(3,081)
Other, net	(227)	-	-		(227)

Income before income taxes and noncontrolling interest	14,420	6,025	(7,715)		12,730
					-
Income tax expense	4,773	1,019	(1,772)	E	4,020
effective income tax rate	33.1%	16.9%			31.6%

Net income	9,647	5,006	(5,943)		8,710

Less: Net earnings attributable to noncontrolling interest, net of tax	(119)	-	-		(119)

Net income attributable to Twin Disc	$9,528	$5,006	$(5,943)		$8,591

Income per share data:
Basic income per share attributable to Twin Disc common shareholders	$0.82	$0.43			$0.74
Diluted income per share attributable to Twin Disc common shareholders	$0.82	$0.43			$0.74

Weighted average shares outstanding data:
Basic shares outstanding	11,295	11,295			11,295
Diluted shares outstanding	11,395	11,395			11,395

See accompanying notes to unaudited pro forma condensed combined financial information.

TWIN DISC, INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
June 30, 2018
(In thousand U.S.Dollars)

	Historicals		Pro Forma Adjustment
	Twin Disc	Veth Propulsion	Increase (Decrease)	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash	$15,171	$1,080	$(195)	F	$16,056
Accounts receivable, net	45,422	12,007	(1,527)	G	55,902
Inventories	84,001	22,926	4,715	H	111,642
Prepaid and other	14,675	-	-		14,675
Total current assets	159,269	36,013	2,993		198,275

Property, plant and equipment, net	48,940	1,537	-		50,477
Goodwill, net	2,692	-	24,554	I	27,246
Deferred income taxes	18,056	-	-		18,056
Intangible assets, net	1,906	-	23,700	J	25,606
Other assets	3,850	259	195	K	4,304

Total assets	$234,713	$37,809	$51,442		$323,964

LIABILITIES AND EQUITY
Current liabilities:
Term loan payable to bank	$-	$-	$35,000	L	$35,000
Accounts payable and customer deposits	29,368	19,349	(1,527)	G	47,190
Accrued liabilities	32,976	861	3,304		37,141
Total current liabilities	62,344	20,210	$36,777		119,331

Long-term debt	4,824	-	25,729	M	30,553
Accrued retirement benefits	21,068	-	-		21,068
Deferred income taxes	1,203	-	6,535	N	7,738
Other long-term liabilities	1,658	-	-		1,658

Total liabilities	91,097	20,210	$69,041		180,348

Business equity	143,616	17,599	(17,599)	O	143,616

Total liabilities and equity	$234,713	$37,809	$51,442		$323,964

See accompanying notes to unaudited pro forma condensed combined financial information.

TWIN DISC, INCORPORATED

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

JUNE 30, 2018

(All amounts are approximate and in U.S.Dollars; in thousands, unless indicated otherwise)

1. The Acquisition and Related Transactions, including the New Credit Agreement

On July 2, 2018, the Company completed the acquisition of 100% of the outstanding common stock of Veth Propulsion Holding B.V. and its wholly-owned subsidiaries (“Veth Propulsion”). Veth Propulsion is a global manufacturer of highly-engineered auxiliary propulsions and propulsion machinery for maritime vessels, including rudder propellers, bow thrusters, generator sets and engine service and repair supplier of main and auxiliary marine propulsion products, based in the Netherlands. These products are complementary to and expand the Company’s current product offerings in the marine and propulsion markets. Prior to the acquisition, the Company was a distributor of Veth products in North America and Asia. This acquisition was pursuant to a Share Purchase Agreement (“Purchase Agreement”) entered into by Twin Disc NL Holding B.V., a wholly-owned subsidiary of the Company, with Het Komt Vast Goed B.V., the parent of Veth Propulsion Holding B.V., on June 13, 2018.

Under the terms of the Purchase Agreement, the Company paid an aggregate of about $60,729 in cash at closing, which included a base payment plus adjustments for net cash and working capital. This amount is subject to a final determination of working capital adjustments, which is expected to settle in September 2018, and an earn-out. The maximum earn-out is about $4 million. The earn-out will be paid if the earnings before interest, tax, depreciation and amortization of Veth Propulsion’s fiscal 2018 as defined in the Purchase Agreement (“EBITDA”) exceeds the agreed upon threshold amount. The earn-out will be paid in the form of Company stock or cash, and will be determined in April 2019. The pro forma earnings per share calculations in the pro forma condensed combined statement of operations does not include these contingently issuable shares.

The Company financed the payment of the cash consideration through borrowings of $60,729 under a new credit agreement entered into on June 29, 2018 with BMO Harris Bank N.A. (the “Credit Agreement”). The Credit Agreement consists of a term loan facility of $35 million and a revolving loan facility of $50 million. The Company may elect that the term loan and each revolving loan be either “LIBOR Loans” or Eurodollar Loans”. In connection with entering into the Credit Agreement, a prior note and related ancillary agreements were assigned to and assumed by BMO Harris Bank, N.A. from the Bank of Montreal, an affiliate. The prior revolver loan of about $4,900 was paid off, and a new drawdown was made under the new Credit Agreement.

At acquisition date, the Company drew on the loans with the respective interest rates, as follows:

	Loans Drawn	Interest rates	One year pro forma interest exp
Term loan	$35,000	5.09%	$1,782

Euro revolver	$17,450	4.34%	$757
US$ revolver	8,279	2.25%	186
	$25,729		$2,725

As part of the acquisition, the Company entered into a fifteen-year lease with the Het Komt Vast Goed B.V., the owner of the real property where Veth Propulsion’s operations are located. Under this lease, the Company pays an annual rent of $1,168, with provisions for increasing rent based on the prevailing consumer price index.

One-time transaction costs related to the acquisition were recorded as of June 30, 2018 by the Company and Veth Propulsion and are included in marketing, engineering and administrative expenses in the statement of operations. See Note 5 regarding pro forma adjustments relating to these costs.

As of June 30, 2018, in its role as a Veth distributor, the Company carried inventory in the amount $430 and accounts receivable from Veth in the amount of $733. See Note 5 regarding pro forma adjustments relating to other intercompany relationships that were eliminated as part of these pro forma statements.

Throughout this report, references to “Twin Disc” or the “Company” pertain to Twin Disc, Incorporated and all of its subsidiaries prior to the acquisition, except where the context indicates otherwise.

2. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements are based on the historical financial information of Twin Disc and Veth Propulsion (as further explained below) after giving effect to the acquisition of Veth Propulsion by Twin Disc using the acquisition method of accounting under generally accepted accounting principles in the U.S. (“US GAAP”), which is subject to change and interpretation and applying the assumptions and adjustments described in the accompanying notes. Twin Disc has been treated as the acquirer for accounting purposes. The acquisition accounting related to this unaudited pro forma information is dependent upon certain independent valuations and other studies that are still in process and under review by management and not yet finalized. The pro forma adjustments included herein have been made solely for the purposes of providing unaudited condensed combined financial information. Differences between the estimates reflected in this unaudited pro forma information and the final acquisition accounting will likely occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future consolidated financial condition or results of operations.

The unaudited pro forma condensed combined consolidated statements of operations combine the historical results for Twin Disc and Veth Propulsion for the year ended June 30, 2018 and include pro forma adjustments as if the acquisition and related transactions as described in Note 1, occurred on July 1, 2017. The unaudited pro forma condensed combined balance sheet combines the historical results for Twin Disc and Veth Propulsion as of June 30, 2018 and includes pro forma adjustments as if the acquisition and related transactions occurred on June 30, 2018.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition and related transactions, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company’s financial results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements.

The pro forma financial information is presented for informational purposes only and is not necessarily indicative of what our combined consolidated financial condition or results of operations actually would have been had we completed the acquisition at the dates indicated above. In addition, the unaudited pro forma combined financial information does not purport to project the future consolidated financial condition or results of operations of the combined company.

Also, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition, the costs to integrate the operations of Twin Disc and Veth Propulsion or the costs necessary to achieve these costs savings, operating synergies or revenue enhancements.

Transactions between Twin Disc and Veth Propulsion during the periods presented in the unaudited pro forma condensed combined financial statements have been eliminated. See Note 5 Pro forma Adjustments.

3. Accounting Policies and US GAAP adjustments

To the best of the Company’s knowledge, the historical financial statements of Veth Propulsion presented herein have been prepared in accordance with US GAAP. The accounting policies under which they were prepared are included in the notes to the stand-alone financial statements included in the attached exhibits. The Company continues to review conformity by Veth Propulsion to US GAAP and to the Company’s accounting policies.

For segment reporting purposes, Veth Propulsion will belong to the Company’s manufacturing segment.

4. Consideration Transferred and Fair Value of Assets Acquired and Liabilities Assumed

The following table summarizes the consideration transferred at the acquisition date:

Consideration Transferred
Cash	$60,729
Contingent consideration	3,304
Total	$64,033

At the effective date of the acquisition, the assets acquired and liabilities assumed are required to be measured at fair value. The following summarizes the preliminary estimate of fair value of the assets acquired and liabilities assumed at the acquisition date:

Fair Value of Net Assets Acquired
Cash and cash equivalents	$1,080
Accounts receivable, net	12,007
Inventories	27,641	(a)
Property, plant and equipment, net	1,537	(b)
Intangibles, net	23,700	(c)
Other assets, net	259
Accounts payable and customer deposits	(19,349)
Other current liabilities	(861)
Deferred tax liability	(6,535)	(d)
Total net assets acquired	39,479
Goodwill	24,554
Total consideration	$64,033

The foregoing fair value estimate of assets acquired and liabilities assumed is pending completion of several elements, including the finalization of an independent appraisal and valuations of fair value of the assets acquired and liabilities assumed and final review by the Company’s management. Accordingly, there could be material adjustments to depreciation and amortization expense related to the valuation of intangible assets acquired and their respective useful lives among other adjustments. The final determination of the assets acquired and liabilities assumed will be based on the established fair value of the assets acquired and the liabilities assumed as of the acquisition date. The excess of the purchase price over the fair value of net assets acquired is allocated to goodwill. The final determination of the purchase price, fair values and resulting goodwill may differ significantly from what is reflected in these unaudited pro forma condensed combined financial statements.

The following information provides further details about the estimated net step-up in fair value and/or the estimated fair value at the acquisition date for some key balance sheet items.

(a) Inventories

This consists of:

Raw materials	$13,297
Projects work in progress at fair value	14,344
Inventories at fair value	27,641
Inventories at book value	22,926
Step-up	$4,715

As of the effective date of the acquisition, inventory is required to be measured at fair value. Raw materials are typically utilized in operations within one year of purchase and therefore book values approximate fair value. Projects work in progress are estimated to be approximately 70% complete, and the step to fair value less estimated costs to complete and sell resulted in a step up value of approximately $4,715.

(b) Property Plant and Equipment net book value approximates fair value.

(c) Intangible assets

This consists of:

	Estimated fair value	Estimated average useful lives	Annual amortization
Customer relationships	$13,600	12	$1,133
Technology and know-how	8,300	7	1,186
Tradename	1,800	10	180
Total	$23,700		$2,499

The preliminary fair values were determined primarily using an income method, which utilizes financial forecasts of expected future cash flows. Some of the more significant assumptions used in the development of intangible assets values include: the amount and timing of projected future cash flows, the discount rate selected to measure the risks inherent in future cash flows, and the assessment of the asset’s life cycle and competitive trends impacting the asset, as well as other factors.

(d) Deferred tax liability represents the deferred tax impact of the step up, as follows:

Inventory step-up	$4,715
Identifiable intangible assets	23,700
Total step-up	28,415
Esitmated effective tax rate	23%
Deferred tax liability	$6,535

The fair values presented above are preliminary until the Company completes its work with the use of a third party valuation firm, and are subject to change. Any changes to the initial estimates of the fair value of assets and liabilities will impact residual goodwill and may affect future earnings.

5. Pro Forma Adjustments

Statement of Operations Adjustments

The unaudited pro forma condensed combined statements of operations include preliminary pro forma adjustments that are expected to have a continuing impact on the combined company’s consolidated financial results. Below are the pro forma adjustments on a pre-tax basis. The tax impact of the adjustments identified are described in (D) below.

The most significant area of the condensed combined statement of operations that are not yet finalized include the amortization expense associated with the valuation of intangible assets acquired and their remaining useful lives. Accordingly, there may be material adjustments to amortization expense on the condensed combined statement of operations.

(A) To reflect the following pro forma adjustment to sales, as follows:

Pre-tax adjustment

Eliminate intercompany Veth sales to Twin Disc entities	$(809)

(B) To reflect the following pro forma adjustments to cost of sales, as follows:

Pre-tax adjustment

Eliminate intercompany Veth cost of sales to Twin Disc entities	$(670)
Amortization of inventory step-up	4,715
Total pro forma adjustment	$4,045

(C) To reflect the following pro forma adjustments to marketing, engineering and administrative expenses, as follows:

Pre-tax adjustment
Amortization of intangible assets (See Note 4)	$2,499

Eliminate costs that will not have a continuing impact on the statement of operations:
- One-time nonrecurring transaction costs related to the acquisition	(1,768)
- Veth rent expense under superseded lease agreements	(1,851)
Rent expense under the new lease agreement (See Note 1)	1,168
Net pro forma adjustment	$48

(D) To reflect the following pro forma adjustments to interest expense, as follows:

Pre-tax adjustment
Interest expense on new debt (See Note 1)	$2,725
Amortization of debt issuance costs	88
Total pro forma adjustment	$2,813

(E) To reflect the pro forma tax impact of the adjustments identified above, as follows:

Pre-tax adjustment
Net adjustment to gross profit	$(4,854)
Net adjustment to marketing, engineering and administrative expenses	48
Adjustment to interest expense	2,813
Total	$(7,715)
Estimated effective income tax rate	23%
Income tax impact pro forma adjustment	$(1,772)

Balance Sheet Adjustments

The unaudited pro forma condensed combined balance sheet includes pro forma adjustments as if the acquisition and related transactions occurred on June 30, 2018.

(F) To reflect the following pro forma adjustment to cash:

Cash received from new borrowings	$60,729
Cash consideration paid for the acquisition	(60,729)
Payment of debt issuance cost to lenders	(195)
Net pro forma adjustment	$(195)

(G) To reflect the following pro forma adjustment to accounts receivable and customer deposits:

Eliminate intercompany accounts receivable balances between Twin Disc and Veth	$(1,527)

Eliminate intercompany accounts payable balances between Twin Disc and Veth	$(1,527)

(H) To reflect the following pro forma adjustment to inventories:

Inventory fair value	$27,641
Inventory book value	(22,926)
Step-up of inventories as part of purchase price allocation (see Note 4)	$4,715

(I) To reflect the following pro forma adjustment to goodwill:

Excess of purchase price excess over the fair value of net assets acquired (see Note 4)	$24,554

(J) To reflect the following pro forma adjustment to intangible assets, net:

Fair value of intangible assets acquired (see Note 4)	$23,700

(K) To reflect the following pro forma adjustment to other assets:

Debt issuance costs capitalized in connection with the New Credit Agreement	$195

(L) To reflect the following pro forma adjustment to Term loan payable to bank:

Term loan drawn in connection with the acquisition (see Note 1)	$35,000

(M) To reflect the following pro forma adjustment to Long term debt:

Loans drawn under the revolver facility in connection with the acquisition (see Note 1)	$25,729

(N) To reflect the following pro forma adjustment to Deferred income tax liability:

Deferred tax impact, estimated at a 23% effective income tax rate, in connection with the purchase price allocations (see Note 4)	$(6,535)

(O) To reflect the following pro forma adjustment to equity:

Eliminate Veth paid in capital	$(17,599)